Registration No. 333-163353

As filed with the Securities and Exchange Commission on December 11, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 2 to Form F-3 Registration Statement (File No. 333-163353)
and
Post-Effective Amendment No. 3 to Form F-3 Registration Statement (File No. 333-149063)
under the Securities Act of 1933

EZCHIP SEMICONDUCTOR LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1 Hatamar Street
PO Box 527
Yokneam 20692, Israel
Tel: (972)(4) 959-6666
Fax: (972)(4) 959-4177
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
P.O. Box 885
Newark, Delaware 19715
(302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Aaron M. Lampert, Adv.	Steven J. Glusband, Esq.
Tuvia J. Geffen, Adv.	Andris Vizbaras, Esq.
Naschitz, Brandes & Co.	Sharon Rosen, Esq.
5 Tuval Street	Carter Ledyard & Milburn LLP
Tel-Aviv 67897, Israel	2 Wall Street
Tel: 972 3-623-5000	New York, NY 10005
Fax: 972 3-623-5005	Tel: 212-238-8605
Fax: 212-732-3232

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

         The registrant is filing a single prospectus in this registration statement pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), in order to satisfy the requirements of the Securities Act and the rules and regulations thereunder for this offering and the offering registered on a previously filed registration statement. The combined prospectus in this registration statement is both Pre-Effective Amendment No. 2 to the registrant’s registration statement on Form F-3 (File No. 333-163353), as initially filed with the Securities and Exchange Commission (the “Commission”) on November 25, 2009 and as amended by Pre-Effective Amendment No. 1 on December 9, 2009, with respect to the offer and sale by the registrant of up to a total dollar amount of $100,000,000 of the securities of the registrant registered thereby and a Post-Effective Amendment No.3 to the registrant’s registration statement on Form F-3 (File No. 333-149063), as initially filed with the Securities and Exchange Commission on February 5, 2008, as amended on March 12, 2008 and declared effective on March 14, 2008 and as amended by Post-Effective Amendment No. 1 on September 24, 2008 and declared effective on September 30, 2008, and as amended by Post-Effective Amendment No. 2 on December 9, 2009, with respect to the offer and sale of up to 3,622,997 ordinary shares by the selling shareholders described in the prospectus.

         This Pre-Effective Amendment No. 2 to the registrant’s registration statement on Form F-3 (File No. 333-163353) and Post-Effective Amendment No. 3 to the registrant’s registration statement on Form F-3 (File No. 333-149063) is being filed to include additional information under the “Selling Shareholders” section included in the prospectus which forms a part of this registration statement.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The selling shareholders may not sell their ordinary shares pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 11, 2009

P R O S P E C T U S

EZCHIP SEMICONDUCTOR LTD.
$100,000,000
Ordinary Shares
Warrants
Debt Securities

3,622,997 Ordinary Shares
Offered by the Selling Shareholders

        We may offer to the public from time to time in one or more series or issuances:

—	ordinary shares;

—	warrants to purchase ordinary shares or debt securities; or

—	debt securities consisting of debentures, notes or other evidences of indebtedness.

        We refer to the ordinary shares, warrants and debt securities collectively as “securities” in this prospectus.

         The securities we offer will have a total public offering price not to exceed $100,000,000.

         This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus.

         We may offer and sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions, or discounts. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus on page 13.

         This prospectus may not be used by us to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and the documents incorporated or deemed to be incorporated by reference carefully before you make your investment decision.

         In addition, the selling shareholders named in this prospectus or their transferees may offer, from time to time, and sell up to a total of 3,622,997 ordinary shares. We will not receive any proceeds from the sale of our ordinary shares by the selling shareholders. See “Selling Shareholders.”

         Our ordinary shares are listed on the NASDAQ Global Market and on the Tel Aviv Stock Exchange under the symbol “EZCH.” On December 10, 2009, the last reported sale price of an ordinary share of our company on the NASDAQ Global Market was $12.65.

        Investing in these securities involves certain risks. Please carefully consider the “Risk Factors” in Item 3(D) of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus, the “Risk Factors” beginning on page 2 of this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

        None of the Securities and Exchange Commission, the Israeli Securities Authority or any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December __, 2009.

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling shareholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

        In this prospectus, “we”, “us”, “our”, the “Company” and “EZchip Semiconductor” refer to EZchip Semiconductor Ltd., an Israeli company, and our major subsidiary, EZchip Technologies Ltd.

        All references to “dollars” or “$” in this prospectus are to U.S. dollars, and all references to “shekels” or “NIS” are to New Israeli Shekels.

SUMMARY

         This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000 (or the equivalent denominated in foreign currencies or foreign currency units), and the selling shareholders may, from time to time, sell in one or more offerings, up to a total of 3,622,997 ordinary shares. This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

         This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

        This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward-Looking Statements.”

EZchip Semiconductor Ltd.

        We were incorporated as a limited liability company under the laws of the State of Israel in 1989. We changed our name from LanOptics Ltd. to EZchip Semiconductor Ltd. on July 22, 2008. Our business consists exclusively of the business of our subsidiary, EZchip Technologies Ltd., or EZchip Technologies, a company that is engaged in the development and marketing of Ethernet network processors for networking equipment.

Corporate Information

        Our registered offices and our principal executive offices are located at 1 Hatamar Street, P.O. Box 527, Yokneam 20692, Israel, and our telephone number is +972-4-959-6666. Our address on the Internet is www.ezchip.com. The information contained on our website is not incorporated by reference and should not be considered as part of this prospectus.

RISK FACTORS

        An investment in our securities is speculative and involves a high degree of risk. Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment. You should carefully consider the following factors as well as the other information contained in this prospectus and in the other reports that we file with the SEC and that we incorporate by reference into this prospectus before deciding to invest in our securities. This prospectus and statements that we may make from time to time may contain forward-looking information. There can be no assurance that actual results will not differ materially from our expectations, statements or projections. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described below. The information in this prospectus is complete and accurate as of the date of this prospectus, but the information may change thereafter.

Risks Relating To Our Business

We depend on a very limited number of key customers and our principal customer is expected to reduce its purchases from us over time. If we are unable to maintain our relationship with these customers or if these customers significantly reduce the use of our NPUs in their systems, our future revenues and growth will be materially adversely affected.

        We currently depend on a very limited number of key customers. Juniper Networks, a major tier-1 vendor of carrier Ethernet switches/routers, or CESRs, and currently our largest customer, accounted for approximately 55% of our 2008 revenues and approximately 52% of our revenues for the nine-month period ended September 30, 2009. In October 2009, Juniper Networks announced its launch of a new family of processors and networking systems incorporating internally developed chips. We expect that over time, as this new family of Juniper Networks products replaces the products that incorporate our NPUs, Juniper Networks may significantly reduce or perhaps discontinue its purchases from us. Juniper Networks operates in the CESR segment, which is one of the five segments of the carrier Ethernet, or CE, market in which we operate.

        Revenues from our other leading customer, which is a larger tier-1 vendor than Juniper Networks and which operates in several segments of the CE market, are not yet material and accounted for less than 10% of our revenues for the nine month period ended September 30, 2009.

        It typically takes carriers at least one year to approve new products before installing them in their network. The ramp up during that period is difficult to predict and can cause revenue volatility that we occasionally see during the first year of production of a new platform. Once approved however, such products can ramp up quickly and be continuously purchased for a long period. For example, our NP-2 processors that started to ship in 2006, are still in the ramp up phase of their lifecycle, which is expected to continue through 2010, while sales of our NP-3 processors are now just initiating and are expected to start reaching meaningful levels in 2010.

        We believe we will begin generating significant revenues from our other leading customer before Juniper Networks reduces or discontinues its purchases from us in the future, if and to the extent it elects to do so following its announcement of October 2009. However, due to the lengthy design and development cycle, and other matters beyond our control, it is difficult to predict when Juniper Networks will begin to reduce or discontinue its purchases from us, and when our other leading customer will enter a ramp up phase. Furthermore, we may not generate a significant level of revenues in the future from our other leading customer, who may purchase significantly lower quantities in the event the products that incorporate our network processors are not commercially successful, or due to global economic conditions or other conditions beyond our control.

        In addition, our future revenues and growth will depend in large part on our relationship with other vendors in the CE market. If any of these vendors decide not to incorporate our products into their future CE products or to cease incorporating our network processors in their current products, or purchases significantly lower quantities than expected due to global economic conditions or otherwise, or if the products that incorporate our network processors are not commercially successful, our future revenues and the growth of our business will be materially adversely affected.

Continuing unfavorable global economic conditions could have a material adverse effect on our business, operating results and financial condition.

        The recent crisis in the financial and credit markets in the United States, Europe and Asia has led to a global economic slowdown, with the economies of the United States and Europe showing significant signs of weakness. If the United States or European economy weakens further, carriers may reduce or postpone their technology spending significantly. This could result in reductions in sales of networking equipment that incorporate our products, longer sales cycles, slower implementation of new carrier Ethernet networks and increased price competition. Any of these events would likely harm our business, operating results and financial condition. If global economic and market conditions, or economic conditions in the United States, Europe or Asia or other key markets continue to deteriorate, our business, operating results and financial condition may be materially adversely affected.

We are dependent on the networking equipment market for our growth, and if it does not grow, then we will not be able to expand our business.

        Although there are many companies operating in the networking equipment market, a significant portion of the market is controlled by a limited number of companies. The growth of our network processor business depends in part on increased acceptance and use of networking equipment that is developed and manufactured by companies with significant market share. We depend on the ability of our target customers, specifically those with a significant share of the networking equipment market, to develop new products and enhance existing products for the networking equipment market that incorporate our products and to introduce and promote their products successfully. The market for networking equipment depends in part upon the market’s acceptance of packet-based converged telecom networks, in particular carrier Ethernet networks, as well as 10 Gigabit and greater Ethernet technologies that enable the forwarding of data at a high speed. Ultimately, the development rate of these technologies may be slower than we anticipate. If the use of such networking equipment does not grow as we anticipate due to global market conditions or otherwise, if we are unsuccessful in maintaining our relationships with our current customers, specifically those with a significant share of the networking equipment market, and creating relationships with other target customers with significant market share, if our target customers do not incorporate our products into theirs, or if the products of our target customers that incorporate our network processors are not commercially successful, our growth will be impeded.

We have had a limited operating history in the network processor industry and our future financial results are difficult to predict.

        Our future success will be subject to the risks we will encounter in the network processor industry. We have a limited operating history in the industry, with our first product sales in the second quarter of 2002 and total sales through September 30, 2009 of approximately $102 million. We have incurred operating losses in each of the last five fiscal years. Our limited operating history makes it difficult to evaluate the prospects of our business, particularly in light of the current global economic conditions. Moreover, the network processor industry is constantly evolving and is subject to technological and competitive forces beyond our control. Our ability to design and market products to meet customer demand and the revenue and income potential of our products and business are unproven. As an early stage company in the developing network processor industry, we face numerous risks and uncertainties. Some of these risks relate to our ability to:

—	expand and enhance our product offerings;

—	increase our revenues;

—	diversify our sources of revenue;

—	respond to technological changes;

—	respond to competitive market conditions; and

—	respond to global economic conditions.

        If we fail to address these risks and uncertainties, our results of operations will be adversely affected.

We may experience difficulties or delays in the introduction of our new family of network processors and other new and enhanced products.

        We recently announced a new family of network processors targeting Ethernet Access applications. Several models of the network processors, named NPA, were sampled in the fourth quarter of 2009. The NPA product family addresses the transition of carrier access from ATM/TDM based networks to Ethernet packet-based networks and the provisioning of triple-play services that command increased bandwidth and service guarantees to residential and business users. We may not be successful in developing, introducing and marketing these new offerings or in addressing all or any portion of the potential market for these offerings. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of these offerings. Furthermore, our new offerings may not adequately meet the requirements of the marketplace or achieve market acceptance. If we do not timely develop and introduce these offerings or respond in a timely manner to changing market conditions, customer requirements or global economic conditions, the growth of our business may be adversely affected.

        In addition, the development of our NP-4 and NPA network processors is a complex and uncertain process. We are engaged in the development of very advanced technologies. We may experience design, manufacturing, marketing and other difficulties that could delay the development or marketing of these network processors. The difficulties could result in reduced sales, loss of existing and potential customers, unexpected expenses or delays in the launch of these network processors, all which may adversely affect our results of operations.

Many of our competitors and potential competitors are much larger than us, and if we are unable to compete effectively we could lose our market share and revenues.

        The market for network processors is intensely competitive, rapidly evolving and subject to rapid technological change. We believe that competition in this market will become more intense in the future and may cause price reductions, reduce gross margins and result in loss of market share, any one of which could significantly reduce our future revenue and increase our losses. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and significantly larger customer bases than we do. In addition, we face competition from current and prospective customers who may choose to develop their own network processors.

        Additionally, many of our competitors also have well-established relationships with our prospective customers and suppliers and prospective customers may have competitive reasons to prefer our competitors. As a result of these factors, many of our competitors, either alone or with other companies, have significant influence in our target markets that could outweigh our technological advantage.

Our products may have defects, which could damage our reputation, decrease market acceptance of our products, cause us to lose customers and revenue, increase production costs and result in liability.

        Highly complex products such as network processors may contain hardware or software defects or bugs. Often, these defects and bugs are not detected until after the products have been shipped. If any of our products contain defects, or have reliability, quality or compatibility problems, our reputation might be damaged significantly and customers might be reluctant to buy our products, which could result in the loss of or failure to attract customers. In addition, these defects could interrupt or delay sales. We may have to invest significant capital and other resources to correct these problems. If any of these problems are not found until after we have commenced commercial production of a new product, we might incur substantial additional development costs. If we fail to provide solutions to the problems, such as software patches, we could also incur product recall, repair or replacement costs. These problems might also result in claims against us by our customers or others. In addition, these problems might divert technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products, and we could lose credibility with our current and prospective customers. This is particularly significant as we are relatively a new entrant to a market dominated by large, well-established companies.

We may have to redesign our products to meet rapidly evolving industry standards and customer specifications, which could delay our production and increase our operating costs.

        We operate in a market characterized by rapidly evolving industry standards, product obsolescence, and new manufacturing and design technologies. Many of the standards and protocols for our products are based on high speed networking technologies that have not been widely adopted or ratified by one of the standard setting bodies in our customers’ industry.

        Our target customers, network equipment manufacturers, are likely to have varying requirements and may delay or alter their design demands during this standard-setting process. In response, we may have to redesign our products to suit these changing demands, which would likely delay the production of our future products and increase operating costs.

Because our products have lengthy design and development cycles, we could experience delays in generating revenues or cancellation of customer contracts.

        We may never generate significant revenues from our newly developed products after incurring significant design and development expenditures. A customer may decide to cancel or change its product plans, which could cause us to generate no revenue from that customer and adversely affect our results of operations. A delay or cancellation of a customer’s plans could significantly adversely affect our financial results. Even after winning a design contract, a customer may not begin volume production of our equipment for a period of up to two years, if at all. Due to this lengthy design and development cycle, a significant period may elapse from the time we begin incurring expenses until the time we generate revenue from our products, during which market conditions may change. We have no assurances that our customers will ultimately market and sell their equipment incorporating our network processors, or that such efforts by our customers will be successful.

The loss of personnel could affect our ability to design and market our products.

        To succeed, we must retain and hire technical personnel highly skilled in the design and test of functions used to develop Ethernet network processors and related software. The competition for such employees is intense. We, along with our competitors, customers and other companies in the communications industry, face intense competition for those employees from competitors and from an increasing number of emerging startup companies with potentially lucrative employee ownership arrangements. Recruiting, hiring and retaining key personnel can also result in significant monetary costs.

If we are unable to adequately protect our technology or other intellectual property through patents, copyrights, trade secrets, trademarks and other measures, our competitors and third party manufacturers could use our proprietary information and we could lose our competitive advantage.

         To compete effectively, we must protect our proprietary information. We rely on and intend to rely on a combination of patents, trademarks, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. Our failure to adequately protect our technology or other intellectual property from use by our competitors and third party manufacturers could jeopardize our competitive advantage, and result in a loss of customers. We have a number of issued patents, however, the patents that have been issued may not provide any meaningful protection or commercial advantage to us, as they may not be of sufficient scope or strength, or may not be issued in all countries where our products can be sold. In addition, our competitors may be able to design around our patents.

Our products employ technologies that may infringe on the proprietary rights of third parties, which may expose us to litigation and prevent us from selling our products.

         Vigorous protection and pursuit of intellectual property rights or positions characterize the semiconductor industry. This often results in expensive and lengthy litigation. We, as well as our customers or suppliers, may be accused of infringing on patents or other intellectual property rights owned by third parties. An adverse result in any litigation could force us to pay substantial damages, stop designing or manufacturing, using and selling the infringing products, spend significant resources to develop non-infringing technology, indemnify third parties, discontinue using certain processes or obtain licenses to use the infringing technology. In addition, we may not be able to develop non-infringing technology, nor might we be able to find appropriate licenses on reasonably satisfactory terms.

Because the processes used to manufacture our products are complex, customized to our specifications and can only be performed by a limited number of manufacturing facilities, we may experience delays in production and increased costs.

        The manufacture of processors is a highly complex and technically demanding process. Defects in design or problems associated with transitions to newer manufacturing processes or new manufacturers can result in unacceptable manufacturing yields and performance. These problems are frequently difficult to detect in the early stages of the production process and can be time-consuming and expensive to correct once detected. As a result, defects, performance problems with our products or poor manufacturing yields could adversely affect our business and operating results.

If third-party manufacturers and other suppliers terminate our arrangement with them, or amend them in a manner detrimental to us, we may experience delays in production and our business maybe adversely affected.

        The fabrication of our network processors is outsourced to third-party manufacturers and subcontractors. There are significant risks associated with our reliance on third-party manufacturers. Most significantly, if our manufacturing suppliers are unable or unwilling to provide us with adequate manufacturing capacity, we would have to identify and qualify one or more substitute suppliers for our products. Our manufacturers may experience unanticipated events that could inhibit their abilities to provide us with adequate manufacturing capacity on a timely basis, or at all. Historically, there have been periods in which there has been a worldwide shortage of manufacturer capacity for the production of high-performance processors such as ours. Introducing new products or transferring existing products to a new third party manufacturer would require significant development time to adapt our designs to their manufacturing processes and could cause product shipment delays. In addition, the costs associated with manufacturing our products may increase if we are required to use a new third party manufacturer. If we fail to satisfy our manufacturing requirements, our business would be materially harmed.

        We have entered into an agreement with a sole supplier for the manufacture of each of our existing network processor models and we expect to use a sole supplier for our next generation of network processors as well. Our NP-3 network processors are manufactured by IBM. Our NP-2 network processor, our special version NP-3 network processor, and our NPA and NP-4 network processors (currently under development), are or are expected to be manufactured by Taiwan Semiconductor Manufacturing Co., or TSMC, through third parties that coordinate and assume responsibility for various aspects of the manufacturing process. IBM, TSMC or any future sole supplier for our current and future products may reduce or delay shipment if its ability to manufacture network processors is constrained. If a sole supplier of our network processors, a third party that arranges for their manufacture, or any other subcontractor fails to deliver network processors or necessary components or services on time or at all, our business could be severely harmed. In addition, if the current manufacturing arrangement between our third party subcontractor and TSMC is terminated or amended in a manner detrimental to us, it could adversely affect our business while we try to make alternative arrangements with substitute suppliers.

        These and other risks associated with our reliance on a third-party manufacturer could materially and adversely affect our business, financial condition and results of operations.

The performance of the capital markets may significantly decrease the value of our marketable securities and may cause us to incur impairment charges relating to our investment portfolio.

        The performance of the capital markets affects the values of the funds we hold in marketable securities, which as of September 30, 2009 totaled $29.1 million. These securities are subject to market fluctuations. For example, in 2008 and into first half of 2009, the credit and capital markets deteriorated significantly and adversely impacted the fair value of our investments. Future turmoil in the capital markets may result in impairments of the carrying value of our investment assets. Realized or unrealized losses in our investments or in our other financial assets may adversely affect our financial condition.

We may fail to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, which could have an adverse effect on our financial results and the market price of our ordinary shares.

        The Sarbanes-Oxley Act of 2002 imposes certain duties on us and our executives and directors. Our efforts to comply with the requirements of Section 404, which started in connection with our 2006 Annual Report on Form 20-F, have resulted in increased general and administrative expense and a diversion of management time and attention, and we expect these efforts to require the continued commitment of resources. Section 404 of the Sarbanes-Oxley Act requires (i) management’s annual review and evaluation of our internal control over financial reporting and (ii) a statement by management that its independent registered public accounting firm has issued an attestation report on our internal control over financial reporting, in connection with the filing of the Annual Report on Form 20-F for each fiscal year. If we fail to maintain the adequacy of our internal control over financial reporting, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting. Failure to maintain effective internal control over financial reporting could result in investigation or sanctions by regulatory authorities and could have a material adverse effect on our operating results, investor confidence in our reported financial information, and the market price of our ordinary shares.

Risks Relating to an Offering and Our Ordinary Shares

Our share price has been highly volatile and may continue to be volatile and decline.

        The trading price of our shares has fluctuated widely in the past, including in recent months and weeks, and may continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations in the last year that have affected the market prices of many companies, including technology companies, and have often been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our shares. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. Securities class action litigation could result in substantial costs and a diversion of our management’s attention and resources.

         Future exercises of our options and warrants and vesting of our restricted share units may result in substantial dilution and future sales of these ordinary shares may cause the market price of our ordinary shares to decline.

         Future exercises of our options (including options that we may issue in exchange for options to purchase shares of EZchip Technologies) and warrants and vesting of our restricted share units may result in substantial dilution and future sales of these ordinary shares may cause the market price of our ordinary shares to decline. We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of our ordinary shares for future sale, will have on the market price of our ordinary shares. Sales of substantial amounts of our ordinary shares in the public marketplace by us or our shareholders, or the perception that such sales could occur, could adversely affect the market price of our ordinary shares and may make it more difficult for investors to sell ordinary shares at a time and price which such investors deem appropriate.

We have never paid cash dividends and have no intention to pay dividends in the foreseeable future.

        We have never paid cash dividends on our shares and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain earnings, if any, for use in our business, in particular to fund our research and development, which are important to capitalize on technological changes and develop new products and applications. Any future dividend distributions are subject to the discretion of our board of directors and will depend on various factors, including our operating results, future earnings, capital requirements, financial condition, tax implications of dividend distributions on our income, future prospects and any other factors deemed relevant by our board of directors. The distribution of dividends also may be limited by Israeli law, which permits the distribution of dividends only out of retained earnings or otherwise upon the permission of the court. You should not rely on an investment in our company if you require dividend income from your investment.

Our ordinary shares are traded on more than one market and this may result in price variations.

        Our ordinary shares are traded primarily on the NASDAQ Global Market and also on the Tel Aviv Stock Exchange. Trading in our ordinary shares on these markets is made in different currencies (U.S. dollars on the NASDAQ Global Market, and New Israeli Shekels, or NIS, on the Tel Aviv Stock Exchange), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel). Consequently, the trading prices of our ordinary shares on these two markets often differ. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market.

Risks Relating To Our Location In Israel

Political, economic and military instability in Israel may disrupt our operations and negatively affect our sales.

        We are incorporated under the laws of the State of Israel, and our principal executive offices and principal research and development facilities are located in Israel. Political, economic and security conditions in Israel directly influence us. Since the establishment of the State of Israel in 1948, Israel and its Arab neighbors have engaged in a number of armed conflicts. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Major hostilities between Israel and its neighbors may hinder Israel’s international trade and lead to economic downturn. This, in turn, could have a material adverse effect on our operations and business. There has been an increase in unrest and terrorist activity in Israel, which began in September 2000 and which has continued with varying levels of severity through 2009. There were extensive hostilities along Israel’s northern border with Lebanon in the summer of 2006. Recently, there was an escalation in violence among Israel, Hamas, the Palestinian Authority and other groups. Hamas launched hundreds of missiles from the Gaza Strip against Israeli population centers, which led to an armed conflict between Israel and Hamas during December 2008 and January 2009. The future effect of this deterioration and violence on the Israeli economy and our operations is unclear.

        Additionally, some of our key employees in Israel are obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time in the event of a national emergency. If a military conflict or war arises, such as the hostilities along Israel’s border with the Gaza Strip at the beginning of 2009, these individuals could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of one or more of our key employees due to military service. Any disruption in our operations would harm our business.

Fluctuations in the exchange rate between the U.S. dollar and foreign currencies may affect our operating results.

        A significant portion of the cost of our Israeli operations, mainly personnel costs, is incurred in NIS. Therefore, our NIS related costs, as expressed in U.S. dollars, are influenced by the exchange rate between the U.S. dollar and the NIS. Since 2007, the NIS has generally appreciated against the U.S. dollar, which resulted in a significant increase in the U.S. dollar cost of our operations in Israel. NIS linked balance sheet items may create foreign exchange gains or losses, depending upon the relative dollar values of the NIS at the beginning and end of the reporting period, affecting our net income and earnings per share. Although we may use hedging techniques we cannot completely eliminate the effects of currency fluctuations. Exchange rate fluctuations resulting in a devaluation of the U.S. dollar compared to the NIS could have a material adverse impact on our operating results and share price.

Tax benefits that are available to us require us to meet several conditions and may be terminated or reduced in the future, which would increase our future tax expenses.

        Our facilities in Israel have been granted Approved Enterprise status under the Law for the Encouragement of Capital Investments, 1959, commonly referred to as the Investment Law. The Investment Law provides that capital investments in a production facility (or other eligible assets) may be designated as an Approved Enterprise. Until recently, the designation required advance approval from the Investment Center of the Israel Ministry of Industry, Trade and Labor.

        On April 1, 2005, an amendment to the Investment Law came into effect, which revised the criteria for investments qualified to receive tax benefits. An eligible investment program under the amendment will qualify for benefits as a Privileged Enterprise (rather than the previous terminology of Approved Enterprise). Among other things, the amendment provides tax benefits to both local and foreign investors and simplifies the approval process. The amendment does not apply to investment programs approved prior to December 31, 2004 and applies to new investment programs only. Under the amendment, if we were to pay a dividend out of the tax-exempt income generated by a Privileged Enterprise under the provisions of the amended Investment Law during the tax exemption period, a portion of the income that is equivalent to the amount distributed as dividends will be subject to corporate tax, and we may be required to record deferred tax liability with respect to such tax-exempt income. In order to be eligible for tax benefits, we must comply with various conditions, as well as periodic reporting obligations. If we fail to meet these requirements, we would be subject to corporate tax in Israel at the regular statutory rate. We could also be required to refund tax benefits, with interest and adjustments for inflation based on the Israeli consumer price index. As of September 30, 2009, we did not generate income under the provisions of the amended Investment Law.

The government grants we have received for research and development expenditures limit our ability to transfer technologies outside of Israel and require us to satisfy specified conditions. If we fail to satisfy these conditions, we may be required to refund grants previously received together with interest and penalties, and may be subject to criminal charges.

        Since April 2006, our research and development efforts have been financed, in part, through grants from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor, or OCS. We therefore must comply with the requirements of the Israeli Law for the Encouragement of Industrial Research and Development, 1984 and related regulations, or the Research Law. If we fail to comply with any of the requirements imposed by the OCS, such as change of control notices and annual reporting requirements, we may be required to refund any grants previously received together with interest and penalties, and a person who transferred OCS-funded technology may be subject to criminal charges and up to three years imprisonment.

        In recent years, the Government of Israel has reduced the benefits available under these programs, and these programs may be discontinued or curtailed in the future. If the Government of Israel discontinues or modifies these programs, or we are unable to comply with the new requirements, our expenses will increase significantly, and our business, financial condition and results of operations could be materially and adversely affected.

         Technology developed by OCS funding may only be transferred subject to the prior approval of an OCS committee and, under certain circumstances, also to the payment of a redemption fee which is a certain percentage of the price paid in connection with such a transfer. A transfer, for the purpose of OCS rules, includes an actual sale of the technology, any exclusive license to develop, market, and manufacture products resulting from the technology or any other transaction which in essence constitutes a transfer of the technology and does not include the worldwide sale of products that are based on technology developed with OCS funding. We may not receive the required approvals should we wish to transfer this technology in the future. These restrictions may impair our ability to sell our technology assets, and the restrictions will continue to apply even after we have repaid the full amount of royalties payable for the grants. In addition, the restrictions may impair our ability to consummate a merger or similar transaction in which the surviving entity is not an Israeli company.

It may be difficult to enforce a U.S. judgment against us or our officers and directors, to assert U.S. securities laws claims in Israel or serve process on substantially all of our officers and directors.

        We are organized under the laws of the State of Israel. Substantially all of our executive officers and directors and a substantial portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult for an investor, or any other person or entity, to collect a judgment obtained in the United States against us or any of these persons, or to effect service of process upon these persons in the United States. Furthermore, it may be difficult to assert U.S. securities law claims in original actions instituted in Israel.

The rights and responsibilities of our shareholders are governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

         We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at a general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable in shareholder votes on, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and interested party transactions requiring shareholder approval. In addition, a controlling shareholder, a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote, and a shareholder that possesses the power to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. The Israeli Companies Law also provides that a breach of the duty of fairness will be governed by the laws governing breach of contract; however, Israeli law does not define the substance of this duty of fairness. There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Provisions of Israeli law may delay, prevent or make difficult a change of control and therefore depress the price of our shares.

        Some of the provisions of Israeli law could:

—	discourage potential acquisition proposals;

—	delay or prevent a change in control; and

—	limit the price that investors might be willing to pay in the future for our ordinary shares.

        Israeli corporate law regulates mergers and acquisitions of shares through tender offers, requires approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. Furthermore, Israel tax law treats stock-for-stock acquisitions between an Israeli company and a foreign company less favorably than does U.S. tax law. For example, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to immediate taxation or to taxation before his investment in the foreign corporation becomes liquid. These provisions may adversely affect the price of our shares.

As a foreign private issuer whose shares are listed on The NASDAQ Global Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements. We follow Israeli law and practice instead of NASDAQ rules regarding the director nominations process, compensation of executive officers and the requirement to obtain shareholder approval for certain dilutive events.

         As a foreign private issuer whose shares are listed on The NASDAQ Global Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Marketplace Rules. We do not comply with NASDAQ requirements regarding the director nominations process and compensation of executive officers, which require that director nominees and compensation of executive officers be selected/determined, or recommended for the board of directors selection/determination, either by a majority of the independent directors or a committee comprised solely of independent directors. Instead, we follow Israeli law and practice in accordance with which our directors are recommended by our board of directors for election by our shareholders and our board of directors determines executive compensation, subject to the required approvals under Israeli law. In addition, we follow our home country law, instead of the NASDAQ Marketplace Rules, which require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans and arrangements, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company. Under Israeli law and practice, in general, the approval of the board of directors is required for the establishment or amendment of equity based compensation plans and arrangements, unless the arrangement is for the benefit of a director, or a controlling shareholder, in which case audit committee and shareholder approval are also required. Similarly, the approval of the board of directors is generally sufficient for a private placement unless the private placement involves a director, a controlling shareholder or is deemed a “significant private placement,” in which case shareholder approval, and, in some cases, audit committee approval, would also be required. The Israeli Companies Law defined a “significant private placement” as a private placement (i) resulting in a party becoming a controlling shareholder, or (ii) involving the issuance of a 20% or more voting rights in the company, which (A) results in a 5% or more shareholder increasing its interest in the company or an offeree becoming a 5% or more shareholder, and (B) involves consideration that is not solely cash or public traded securities, or is not on fair market terms. As a foreign private issuer listed on The NASDAQ Global Market, we may also follow home country practice with regard to, among other things, composition of the board of directors and quorum at shareholders’ meetings. A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws. In addition, a foreign private issuer must disclose in its annual reports filed with the Securities and Exchange Commission each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement. Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as “may,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

        Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratio of earnings to fixed charges (a):

	Year Ended December 31,
	2004		2005	2006		2007		2008	Six Months Ended June 30, 2009

Ratio of earnings to fixed charges	-	(b)	*	-	(c)	-	(d)	*	*

*	We had no fixed charges for 2005, 2008 and the six months ended June 30, 2009.

(a)	See Exhibit 12.1 of the Registration Statement on Form F-3, of which this prospectus is a part.

(b)	Due to the loss recorded in 2004, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $9.0 million to achieve coverage of 1:1 in 2004.

(c)	Due to the loss recorded in 2006, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $12.3 million to achieve coverage of 1:1 in 2006.

(d)	Due to the loss recorded in 2007, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $3.6 million to achieve coverage of 1:1 in 2007.

CAPITALIZATION AND INDEBTEDNESS

        The table below sets forth our capitalization as of September 30, 2009 (unaudited).

As of September 30, 2009
Actual
(U.S. dollars in thousands)

Cash, cash equivalents and marketable securities	$60,557
Current liabilities	6,531
Long-term loan	-
EZchip Semiconductor shareholders' equity:	159,542
Noncontrolling interest	3,410
Total equity	$162,952
Total liabilities and equity	$174,107

MARKET FOR OUR ORDINARY SHARES

         Our ordinary shares were listed on the NASDAQ Global Market under the symbol “LNOP” from our initial public offering in November 1992 until April 14, 2003, at which date the listing of our ordinary shares was transferred to the NASDAQ Capital Market. Since January 4, 2008, our ordinary shares have been listed once again on the NASDAQ Global Market and on January 17, 2008 our NASDAQ symbol changed to “EZCH.” Since April 1, 2002, our ordinary shares have also been traded on the Tel Aviv Stock Exchange. On December 10, 2009, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $12.65 and the last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange was $13.00.

        Set forth below for each of the periods indicated are the range of high and low market prices of our ordinary shares as reported by the NASDAQ Global Market (for periods from January 4, 2008) and the NASDAQ Capital Market (for periods prior to January 4, 2008), and the high and low market prices of our ordinary shares (in U.S. dollars) as reported by the Tel Aviv Stock Exchange. Share prices on the Tel Aviv Stock Exchange are quoted in New Israeli Shekels (NIS); the share prices set forth below in U.S. dollars reflect the translation into U.S. dollars based on the rate of exchange published by the Bank of Israel on the dates in question.

Quarterly Share Price Information

        The following table sets forth, for each of the full financial quarters in the years indicated, the high and low market prices of our ordinary shares on the NASDAQ Global Market (for periods from January 4, 2008), the NASDAQ Capital Market (for periods prior to January 4, 2008) and the Tel Aviv Stock Exchange:

	NASDAQ		Tel Aviv Stock Exchange
	High	Low	High	Low

2007
First quarter	$15.57	$11.20	$15.11	$11.43
Second quarter	$16.99	$12.74	$16.69	$13.05
Third quarter	$20.08	$13.35	$19.81	$13.25
Fourth quarter	$24.89	$17.50	$24.72	$16.78

2008
First quarter	$18.79	$9.65	$19.32	$8.34
Second quarter	$17.87	$10.00	$18.54	$9.86
Third quarter	$18.70	$10.74	$18.76	$11.25
Fourth quarter	$16.18	$5.63	$15.68	$6.85

2009
First quarter	$18.12	$9.95	$17.58	$10.81
Second quarter	$17.14	$12.25	$17.34	$12.69
Third quarter	$16.63	$11.06	$16.60	$11.23

Monthly Share Price Information

        The following table sets forth, for the most recent six months, the high and low market prices of our ordinary shares on the NASDAQ Global Market and the Tel Aviv Stock Exchange:

	NASDAQ		Tel Aviv Stock Exchange
	High	Low	High	Low

June 2009	$16.54	$12.55	$16.51	$12.69
July 2009	$16.63	$11.06	$16.60	$11.23
August 2009	$13.91	$11.38	$13.76	$11.65
September 2009	$13.80	$11.07	$13.71	$11.25
October 2009	$14.23	$11.70	$14.14	$11.96
November 2009	$13.71	$11.70	$13.33	$11.65

USE OF PROCEEDS

         Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities by us covered by this prospectus for general corporate purposes, which may include working capital expenditures, acquisitions and investments. We may use a portion of our proceeds of this offering to increase our ownership interest in EZchip Technologies from 90% to 100% (on a fully diluted basis), by purchasing shares and options of EZchip Technologies held by current and former employees of EZchip Technologies. Additional information on the use of net proceeds from the sale of securities by us covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

         We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.

PLAN OF DISTRIBUTION

        We may sell securities in any of the ways described below, including any combination thereof:

—	to or through underwriters or dealers;

—	through one or more agents;

—	directly to one or more purchasers; or

—	through a combination of any of these methods.

         We are also registering the ordinary shares covered by this prospectus for the selling shareholders to permit the resale of the ordinary shares by the selling shareholders and their permitted assignees, transferees and donees of the ordinary shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of ordinary shares.

         The ordinary shares may be sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale by such persons.

         Underwriters or broker-dealers engaged by the selling shareholders may arrange for other underwriters or broker-dealers to participate in sales. We will pay all expenses of the registration of the selling shareholders’ ordinary shares pursuant to this registration statement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws. However, if the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. In addition, if the ordinary shares are sold through an underwritten offering, the selling shareholders will reimburse us for a portion of the expenses we incur in such offering.

         The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale; in the over-the-counter market; in transactions otherwise than on these exchanges or systems or in the over-the-counter market; through the writing of options, whether such options are listed on an options exchange or otherwise; ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; block trades in which a selling shareholder will engage a broker-dealer as agent, who will then attempt to sell the ordinary shares, but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker-dealer as principal and resale by the broker-dealer for its account; an exchange distribution in accordance with the rules of the applicable exchange; ordinary brokerage transactions, transactions in which the broker-dealer solicits purchasers; privately negotiated transactions; or in short sale transactions. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; a combination of any such methods of sale; and any other method permitted pursuant to applicable law. In addition, instead of selling the ordinary shares under this prospectus, the selling shareholders may sell the ordinary shares in compliance with the requirements of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

         If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which such broker-dealer may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

         The selling shareholders may pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer, gift and/or donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include such transferee.

         The selling shareholders and any underwriter(s) or broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any underwriter(s), broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to such underwriter(s) or broker-dealers, where applicable, and any other facts material to the transaction.

         The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

         There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

         The distribution of the securities offered by us may be effected from time to time in one or more transactions:

—	at a fixed price, or prices, which may be changed from time to time;

—	at market prices prevailing at the time of sale;

—	at prices related to such prevailing market prices; or

—	at negotiated prices.

         Each prospectus supplement will describe the method of distribution of the applicable securities and any applicable restrictions. The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

—	the name or names of any underwriters, dealers or agents, and the amounts of securities underwritten or purchased by each of them;

—	the initial public offering price of the securities and the proceeds to us and any discounts, commissions, or concessions allowed or reallowed or paid to dealers; and

—	any securities exchanges on which the securities may be listed.

        Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In no event will any underwriter or dealer receive fees, commissions, and markups which, in the aggregate, would exceed eight percent of the price of the shares being registered.

         We or the selling shareholders may authorize underwriters, dealers, or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

         Agents, underwriters and other third parties described above may be entitled to indemnification by us and the selling shareholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with a certain exchange agreement we entered into with them, or the Exchange Agreement. We may be indemnified by the selling shareholders against liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the Exchange Agreement. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or the selling shareholders in the ordinary course of business.

         Direct sales by us to investors or our shareholders may be accomplished through subscription offerings or through shareholder purchase rights distributed to shareholders. In connection with subscription offerings or the distribution of shareholder purchase rights to shareholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through shareholder purchase rights, the shareholder purchase rights will be distributed as a dividend to the shareholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under shareholder purchase rights will set forth the relevant terms of the shareholder purchase rights, including:

—	whether ordinary shares for those securities will be offered under the shareholder purchase rights;

—	the number of those securities or warrants that will be offered under the shareholder purchase rights;

—	the period during which and the price at which the shareholder purchase rights will be exercisable;

—	the number of shareholder purchase rights then outstanding;

—	any provisions for changes to or adjustments in the exercise price of the shareholder purchase rights; and

—	any other material terms of the shareholder purchase rights.

        One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

        The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

        Certain persons participating in this offering may engage in overallotment, stabilizing transactions, short covering transactions, and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchase of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

         Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF ORDINARY SHARES

        Our authorized share capital consists of 50,000,000 ordinary shares, par value NIS 0.02 per share. All outstanding ordinary shares are validly issued and fully paid. Certain rights attached to the ordinary shares are as described below.

        Transfer Rights. Fully paid ordinary shares may be freely transferred under our articles of association unless the transfer is restricted or prohibited by another instrument.

        Voting Rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Shareholders may vote in person or by proxy. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

        Our ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power represented at a shareholders meeting have the power to elect all of our directors, except the “outside directors”, as required by the Israeli Companies Law, whose election requires a special majority.

        Under our articles of association, most decisions may be approved by a simple majority, although certain resolutions, referred to as special resolutions (for example, changes to the articles of association), require approval of at least 75% of the shares present and voting on the matter.

        Dividend and Liquidation Rights; Rights to Shares in our Company’s Profits. We may declare a dividend to be paid to the holders of ordinary shares according to their rights and interests in our profits. We have never paid cash dividends on our shares and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain earnings, if any, for use in our business, in particular to fund our research and development, which are important to capitalize on technological changes and develop new products and applications. Under the Israeli Companies Law, the declaration of a dividend does not require the approval of the shareholders of the company, unless the company’s articles of association require otherwise. Our articles of association provide that the board of directors may declare and distribute interim dividends without the approval of the shareholders, but the payment of a final dividend requires shareholder approval.

        In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future. Pursuant to Israel’s securities laws, a company registering its shares for trade on the Tel Aviv Stock Exchange, such as EZchip, may not have more than one class of shares for a period of one year following registration, after which it is permitted to issue preferred shares, if the preference of those shares is limited to a preference in the distribution of dividends and these preferred shares have no voting rights.

        Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution, if any.

        Changing Rights Attached to Shares. According to our articles of association, the rights of our ordinary shares may be cancelled, added to, restricted, amended or otherwise altered with a vote of the holders of at least 75% of the outstanding ordinary shares voting at a duly convened shareholders’ meeting.

Annual and Extraordinary General Meetings

         We must hold our annual general meeting of shareholders each year no later than 15 months from the last annual meeting, at a time and place determined by the board of directors. Depending on the matter to be voted upon, notice of at least 21 days or 35 days prior to the date of the meeting is required. A special meeting may be convened by request of two directors, one quarter of the directors in office, or by written request of one or more shareholders holding at least 5% of our issued share capital and 1% of the voting rights or one or more shareholders holding at least 5% of the voting rights.

        The quorum required for a meeting of shareholders consists of at least two shareholders present in person or by proxy who hold at least 50% of the issued share capital. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the Chairman may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment. At the reconvened meeting, the required quorum consists of any two members present in person or by proxy.

Anti-Takeover Provisions Under Israeli Law

        The Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold 25% or more of the voting rights in the company, unless there is already another shareholder of the company with 25% or more of the voting rights. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold more than 45% of the voting rights in the company, unless there is a shareholder with more than 45% of the voting rights in the company.

        The Israeli Companies Law requires the parties to a proposed merger to file a merger proposal with the Israeli Registrar of Companies, specifying certain terms of the transaction. Each merging company’s board of directors and shareholders must approve the merger. Shares in one of the merging companies held by the other merging company or certain of its affiliates are disenfranchised for purposes of voting on the merger. A merging company must inform its creditors of the proposed merger. Any creditor of a party to the merger may seek a court order blocking the merger, if there is a reasonable concern that the surviving company will not be able to satisfy all of the obligations of the parties to the merger. Moreover, a merger may not be completed until at least 50 days have passed from the time that the merger proposal was filed with the Israeli Registrar of Companies and at least 30 days have passed from the approval of the shareholders of each of the merging companies.

        Finally, in general, Israeli tax law treats stock-for-stock acquisitions less favorably than does U.S. tax law. Israeli tax law has been amended to provide for tax deferral in specified acquisitions, including transactions where the consideration for the sale of shares is the receipt of shares of the acquiring company. Nevertheless, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to immediate taxation or to taxation before his investment in the foreign corporation becomes liquid, although in the case of shares of a foreign corporation that are traded on a stock exchange, the tax may be postponed subject to certain conditions.

        The transfer agent and registrar for the ordinary shares is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase ordinary shares and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement for the warrants.

        The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

—	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

—	the currency or currency units in which the offering price, if any, and the exercise price are payable;

—	the designation, amount, and terms of the securities purchasable upon exercise of the warrants;

—	if applicable, the exercise price for ordinary shares and the number of ordinary shares to be received upon exercise of the warrants;

—	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

—	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

—	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

—	any applicable material U.S. federal income tax consequences;

—	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents;

—	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

—	if applicable, the date from and after which the warrants and the ordinary shares and/or debt securities will be separately transferable;

—	if applicable, the minimum or maximum amount of the warrants that may be exercised at any other time;

—	information with respect to book-entry procedures, if any;

—	the anti-dilution provisions of the warrants, if any;

—	any redemption or call provisions;

—	whether the warrants are to be sold separately or with other securities as parts of units; and

—	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities together with other securities or separately, as described in the applicable prospectus supplement, under an indenture to be entered into between EZchip Semiconductor Ltd. and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

        We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

        The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

—	the title of the series;

—	the aggregate principal amount;

—	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

—	any limit on the aggregate principal amount;

—	the date or dates on which principal is payable;

—	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

—	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

—	the place or places where principal and, if applicable, premium and interest, is payable;

—	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

—	the denominations in which such debt securities may be issuable, if other than denomination of $1,000, or any integral multiple of that number;

—	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

—	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

—	the currency of denomination;

—	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

—	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

—	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

—	the provisions, if any, relating to any collateral provided for such debt securities;

—	any events of default;

—	the terms and conditions, if any, for conversion into or exchange for ordinary shares;

—	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and

—	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of EZchip Semiconductor Ltd.

        One or more debt securities may be sold at a substantial discount below their stated principal amount. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

        We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

SELLING SHAREHOLDERS

         This prospectus relates, in part, to the offer and sale from time to time of up to 3,622,997 ordinary shares that were issued to The Goldman Sachs Group, Inc. and three of its affiliates, or the GS Funds, and JK&B Shalom II LLC and JK&B Capital III, Civil Law Partnership, or the JK&B Funds, in exchange for shares of EZchip Technologies previously held by them pursuant to the Exchange Agreement. The ordinary shares were offered and sold to the selling shareholders in reliance upon the exemption from securities registration afforded by the provisions of Regulation D promulgated under the Securities Act of 1933.

         The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The information in this table is based on 23,357,770 ordinary shares outstanding as of December 1, 2009. The first column lists each of the selling shareholders. The second and third columns list the number and percentage of ordinary shares beneficially owned by each selling shareholder prior to the offering, based on each selling shareholder’s ownership of the ordinary shares as of December 1, 2009. The fourth column lists the ordinary shares being offered by this prospectus by each of the selling shareholders. The fifth and sixth columns of the following table assume the sale of all of the ordinary shares offered by the selling shareholders pursuant to this prospectus. The selling shareholders may sell all, some or none of their shares in this offering.

Name of selling shareholder	Number of Ordinary Shares Beneficially Owned Prior to Offering	Percentage of Ordinary Shares Beneficially Owned Prior to Offering	Number of Ordinary Shares Offered Pursuant to this Prospectus	Number of Ordinary Shares Beneficially Owned After Offering	Percentage of Ordinary Shares Beneficially Owned After Offering

The Goldman Sachs Group, Inc.(1)	163,567	*	163,567	-	-
GS EZC Employee Holdings, L.L.C.(1)	81,784	*	81,784	-	-
GS PEP Tech EZC Holdings, L.L.C.(1)	1,324,777	5.7%	1,324,777	-	-
GS PEP 1999 Direct EZC Holdings, L.L.C.(1)	22,102	*	22,102	-	-
JK&B Shalom II LLC(2)	2,010,460	8.6%	2,010,460	-	-
JK&B Capital III, Civil Law Partnership(3)	20,307	*	20,307	-	-

* Less than 1%

(1)	The Goldman Sachs Group, Inc. is a reporting company under the Securities Exchange Act of 1934. The managing member of each of GS EZC Employee Holdings, L.L.C, GS PEP Tech EZC Holdings, L.L.C. and GS PEP 1999 Direct EZC Holdings, L.L.C., or the GS Affiliates, is a wholly owned subsidiary of The Goldman Sachs Group, Inc. and as such, The Goldman Sachs Group, Inc. has voting and investment control over the shares held by the GS Affiliates. The ordinary shares shown above as held by The Goldman Sachs Group, Inc. do not include the shares held by the GS Affiliates. The Goldman Sachs Group, Inc. disclaims beneficial ownership of the shares held by the GS Affiliates, except to the extent of its pecuniary interest in such shares. The Goldman Sachs Group, Inc. and the GS Affiliates are affiliates of a broker-dealer, and (a) the ordinary shares shown above as being held by such entities were purchased in the ordinary course of business and (b) at the time of such purchase, such entities had no arrangements or understandings, directly or indirectly, with any person to distribute such ordinary shares. The address for The Goldman Sachs Group, Inc. and each of the GS Affiliates is 85 Broad Street, New York, New York 10004.

(2)	JK&B Shalom II, LLC is a Delaware Limited Liability Company. JK&B Capital, LLC is the manager of JK&B Shalom II, LLC, and may be deemed to have shared power to vote and dispose of shares directly owned by JK&B Shalom II, LLC. David Kronfeld is the manager of JK&B Capital, LLC and may be deemed to have shared power to vote and dispose of shares directly owned by JK&B Shalom II, LLC. The address for each of JK&B Shalom II, LLC, JK&B Capital, LLC and David Kronfeld is Two Prudential Plaza, 180 N. Stetson Avenue, Suite 4500, Chicago, Illinois 60601. Each of JK&B Shalom II, LLC, JK&B Capital, LLC and David Kronfeld disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein.

(3)	JK&B Capital III, Civil Law Partnership, is a German civil law partnership. JK&B Capital, LLC is the managing partner of JK&B Capital III, Civil Law Partnership and may be deemed to have shared power to vote and dispose of shares directly owned by JK&B Capital III, Civil Law Partnership. David Kronfeld is the manager of JK&B Capital, LLC and may be deemed to have shared power to vote and dispose of shares directly owned by JK&B Capital III, Civil Law Partnership. The address for each of JK&B Capital III, Civil Law Partnership, JK&B Capital, LLC and David Kronfeld is Two Prudential Plaza, 180 N. Stetson Avenue, Suite 4500, Chicago, Illinois 60601. Each of JK&B Capital III, Civil Law Partnership, JK&B Capital, LLC and David Kronfeld disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein.

         Directors and Observers. Until December 3, 2007, Mr. Robert Humes, a Member of JK&B Capital L.L.C., served as director of our subsidiary EZchip Technologies, and Ms. Constance Capone, a Member of JK&B Capital L.L.C., served as director of our subsidiary EZchip Inc. and as an observer to the board of directors of EZchip Technologies. Mr. Humes and Ms. Capone were appointed to such positions pursuant to appointment rights granted under EZchip Technologies’ articles of association. On December 3, 2007, Mr. Humes and Ms. Capone resigned from such positions.

         Until December 5, 2007, Ms. Julia Feldman, a Vice President of Goldman, Sachs & Co., served as an observer to the board of directors of our subsidiary EZchip Technologies. Ms. Feldman was appointed to such position pursuant to appointment rights granted under EZchip Technologies’ articles of association. On December 5, 2007, Ms. Feldman resigned from such position.

         Financing. In July 2005, the GS Funds and JK&B Funds invested an aggregate of $1.8 million in our subsidiary, EZchip Technologies, in exchange for preferred shares of EZchip Technologies. These preferred shares of EZchip Technologies were exchanged for our ordinary shares on January 22, 2008.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

        Non-residents of Israel who purchase our ordinary shares may freely convert all amounts received in Israeli currency in respect of such ordinary shares, whether as a dividend, liquidation distribution or as proceeds from the sale of the ordinary shares, into freely-repatriable non-Israeli currencies at the rate of exchange prevailing at the time of conversion (provided in each case that the applicable Israeli income tax, if any, is paid or withheld).

        Until May 1998, Israel imposed extensive restrictions on transactions in foreign currency. These restrictions were largely lifted in May 1998. Since January 1, 2003, all exchange control restrictions have been eliminated (although there are still reporting requirements for foreign currency transactions). Legislation remains in effect, however, pursuant to which currency controls can be imposed by administrative action at any time.

        The State of Israel does not restrict in any way the ownership or voting of our ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

AUTHORIZED REPRESENTATIVE

        Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933, is Puglisi & Associates; 850 Library Avenue, Suite 204; P.O. Box 885; Newark, Delaware 19715. We have agreed to indemnify the authorized representative against liabilities under the Securities Act of 1933.

OFFERING EXPENSES

        The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

Securities and Exchange Commission registration fee	$5,580
Legal fees and expenses	20,000
Accountants' fees and expenses	5,000
Printing fees	3,000
Miscellaneous	6,420

Total	$40,000

LEGAL MATTERS

        Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement. Naschitz, Brandes & Co., Tel-Aviv, Israel will pass upon matters of Israeli law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

        The consolidated financial statements appearing in our Annual Report on Form 20-F for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008 included in our Annual Report on Form 20-F have been audited by Kost, Forer, Gabbay & Kasierer, an independent registered public accounting firm and a member of Ernst & Young Global, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is a part of a registration statement on Form F-3 that we filed on December 11, 2009, with the SEC under the Securities Act of 1933. We refer you to this registration statement, for further information about us and the securities offered hereby.

         We file annual and special reports and other information with the Securities and Exchange Commission (Commission File Number 000-20860). These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We file annual and special reports and other information with the Commission (File Number 0-20860). These filings contain important information which does not appear in this prospectus. The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Commission. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the Commission on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

—	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2008;

—	Our Reports on Form 6-K furnished to the SEC on March 31, 2009, May 7, 2009, July 14, 2009, July 28, 2009, August 3, 2009, August 4, 2009, August 12, 2009, September 3, 2009, September 24, 2009 and October 29, 2009; and

—	The description of our ordinary shares contained in our Annual Report on Form 20-F for the year ended December 31, 2008.

        In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

        Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to EZchip Semiconductor Ltd., 1 Hatamar Street, PO Box 527, Yokneam 20692, Israel, Attn: Dror Israel, Chief Financial Officer, telephone number +972-4-959-6666. You may also obtain information about us by visiting our website at www.ezchip.com. Information contained in our website is not part of this prospectus.

        We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or Exchange Act. As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and (iii) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

        We make available to our shareholders an annual report containing financial statements that have been examined and reported on, with an opinion expressed by, an independent registered public accounting firm. For periods beginning on or after January 1, 2004, we prepare our financial statements in U.S. dollars and in accordance with accounting principles generally accepted in the United States. For periods prior to January 1, 2004, we prepared our financial statements in U.S. dollars and in accordance with accounting principles generally accepted in Israel.

         Since November 4, 2002, we have been making all required filings with the Commission electronically, and these filings are available via the Internet at the Commission’s website at http://www.sec.gov. In addition, since we are also listed on the Tel Aviv Stock Exchange we submit copies of all our filings with the Commission to the Israeli Securities Authority and the Tel Aviv Stock Exchange. Such copies can be retrieved electronically through the Tel Aviv Stock Exchange’s internet messaging system (www.maya.tase.co.il) and, in addition, with respect to filings effected as of November 4, 2003 through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il).

ENFORCEABILITY OF CIVIL LIABILITIES

        Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

        We have been informed by our legal counsel in Israel, Naschitz, Brandes & Co., that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

—	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

—	the judgment is no longer appealable,

—	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

—	the judgment is executory in the state in which it was given.

        Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

        An Israeli court also will not declare a foreign judgment enforceable if:

—	the judgment was obtained by fraud,

—	there was no due process,

—	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

—	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

—	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

        We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

        If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency. Judgment creditors must bear the risk of unfavorable exchange rates.

EZCHIP SEMICONDUCTOR LTD.

$100,000,000
Ordinary Shares
Warrants
Debt Securities

3,622,997 Ordinary Shares
Offered by the Selling Shareholders

PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. Neither we nor the selling shareholders are making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

December ___, 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Exculpation of Office Holders

        Under the Israeli Companies Law, 5759 1999, or the Israeli Companies Law, a company may, if permitted by its articles of association, exculpate an office holder from a breach of duty of care in advance of that breach. Our articles of association provide for exculpation both in advance or retroactively, to the extent permitted under Israeli law. A company may not exculpate an office holder from a breach of duty of loyalty towards the company or from a breach of duty of care concerning dividend distribution or a purchase of the company’s shares by the company or other entities controlled by the company.

Indemnification of Office Holders

        Under the Israeli Companies Law, a company may, if permitted by its articles of association, indemnify an office holder for any of the following liabilities or expenses that they may incur due to an act performed or failure to act in his or her capacity as the company’s office holder:

—	monetary liability imposed on the office holder in favor of a third party in a judgment, including a settlement or an arbitral award confirmed by a court;

—	reasonable legal costs, including attorneys’ fees, expended by an office holder as a result of an investigation or proceeding instituted against the office holder by a competent authority, provided that such investigation or proceeding concludes without the filing of an indictment against the office holder and either: no financial liability was imposed on the office holder in lieu of criminal proceedings, or a financial liability was imposed on the office holder in lieu of criminal proceedings with respect to an alleged criminal offense that does not require proof of criminal intent; and

—	reasonable legal costs, including attorneys’ fees, expended by the office holder or for which the office holder is charged by a court:

š	in an action brought against the office holder by the company, on behalf of the company or on behalf of a third party,

š	in a criminal action from which the office holder is acquitted, or

š	in a criminal action in which the office holder is convicted of a criminal offense which does not require proof of criminal intent.

        A company may indemnify an office holder in respect of these liabilities either in advance of an event or following an event. If a company undertakes to indemnify an office holder in advance of an event, the indemnification, other than legal costs, must be limited to foreseeable events in light of the company’s actual activities when the company undertook such indemnification, and reasonable amounts or standards, as determined by the board of directors.

Insurance of Office Holders

Under the Israeli Companies Law, a company may, if permitted by its articles of association, obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder. These liabilities include a breach of duty of care to the company or a third-party, a breach of duty of loyalty, subject to the exceptions referred to above, and any monetary liability imposed on the office holder in favor of a third-party.

Limitations on Exculpation, Insurance and Indemnification

         Under the Israeli Companies Law, a company may indemnify or insure an office holder against a breach of duty of loyalty only to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition to the exceptions referred to above under “- Indemnification of Office Holders”, a company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly (excluding mere negligence), or committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the office holder in connection with a criminal offense.

        Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and our board of directors and, if the office holder is a director, also by our shareholders.

        The term “office holder” of a company includes any person who, either formally or in substance, serves as a director, general manager or chief executive officer, or other executive officer who reports directly to the general manager or chief executive officer of a company.

        Our articles of association allow us to indemnify, exculpate and insure our office holders to the fullest extent permitted under the Israeli Companies Law, provided that procuring this insurance or providing this indemnification or exculpation is approved by the audit committee and the board of directors, as well as by the shareholders if the office holder is a director. Our audit committee, board of directors and shareholders have resolved to indemnify our directors and officers to the extent permitted by law and by our articles of association for liabilities not covered by insurance, that are of certain enumerated types of events, and subject to limitations as to amount.

Item 9. Exhibits.

        The index to exhibits appears below on the page immediately following the signature pages of this Registration Statement.

Item 10. Undertakings.

(1)     The undersigned registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(b)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	that, for the purpose of determining any liability under the Securities Act to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be a part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)	that, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5)     The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

(7)     The undersigned registrant hereby undertakes to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokneam, Israel, on December 11, 2009.

By: /s/ Eli Fruchter —————————————— Eli Fruchter Principal Executive Officer

         Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on December 11, 2009:

Signature	Title
By: /s/ Eli Fruchter —————————————— Eli Fruchter	Director (Principal Executive Officer)
* —————————————— Dror Israel	Chief Financial Officer (Principal Accounting and Financial Officer)
* —————————————— Benny Hanigal	Chairman of the Board of Directors
* —————————————— Prof. Ran Giladi	Director
* —————————————— Karen Sarid	Director
* —————————————— Shai Saul	Director
* —————————————— David Schlachet	Director
Puglisi & Associates By: /s/ Gregory F. Lavelle —————————————— Name: Gregory F. Lavelle Title: Managing Director	Authorized Representative in the United States
* By: /s/ Eli Fruchter —————————————— Eli Fruchter (Attorney-in-fact)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement or Agency Agreement (1)

4.1	Memorandum of Association of the Registrant (2)

4.2	Articles of Association of the Registrant (3)

4.3	Certificate of Name Change of the Registrant (translated from Hebrew) (4)

4.4	Specimen of Ordinary Share Certificate (5)

4.5	Indenture relating to the issuances of debentures, notes, bonds or other evidences of indebtedness*

4.6	Form of Warrant and/or Warrant Agreement (1)

4.7	Form of debt security (1)

4.8	Exchange Right Agreement by and among the Registrant, EZchip Technologies Ltd. and the Investors therein, dated May 8, 2003 (6)

5.1	Opinion of Naschitz, Brandes & Co., Advocates*

12.1	Statement Regarding Computation of Ratios of Earnings to Fixed Charges*

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global

23.2	Consent of Naschitz, Brandes & Co., Advocates (contained in Exhibit 5.1)*

24.1	Power of Attorney (included in the signature page to the Registration Statement)*

25.1	Statement of Eligibility of Trustee under Indenture (7)

*	Previously filed.

(1)	Incorporated by reference, if necessary, to a corresponding exhibit to a Report of Foreign Private Issuer on Form 6-K in connection with an offering of securities.

(2)	Filed as Exhibit 3.1 to the registrant’s Registration Statement on Form F-1, file number 33-52676, and incorporated herein by reference.

(3)	Filed as Exhibit 1.2 to the registrant’s Registration Annual Report on Form 20-F for the year ended December 31, 2007, filed with the Commission on March 27, 2008, and incorporated herein by reference.

(4)	Filed as Exhibit 1.3 to the registrant’s Registration Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Commission on March 30, 2009, and incorporated herein by reference.

(5)	Filed as Exhibit 4.3 to Amendment No. 3 to the registrant’s Registration Statement on Form F-1, file number 33-52676, and incorporated herein by reference.

(6)	Filed as Exhibit 4.4 to the registrant’s Registration Statement on Form F-3, file number 333-139707, and incorporated herein by reference.

(7)	Where applicable, to be incorporated by reference to a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.